SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Scientific Learning Corporation
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SCIENTIFIC LEARNING CORPORATION
300 Frank H. Ogawa Plaza, Suite 600
Oakland, CA 94612-2040

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 1, 2010

TO THE STOCKHOLDERS OF SCIENTIFIC LEARNING CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SCIENTIFIC LEARNING CORPORATION, a Delaware corporation, will be held on Tuesday, June 1, 2010, at 10:00 a.m. local time at our principal executive office at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040 for the following purposes:

1.	To elect nine directors.

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 6, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

LINDA L. CARLONI
Senior Vice President, General Counsel
and Secretary

Oakland, California
April 12, 2010

All stockholders are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please vote by Internet, telephone, or if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. If you vote by Internet or telephone, please do not mail a proxy or voting instruction card.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

SCIENTIFIC LEARNING CORPORATION
300 Frank H. Ogawa Plaza, Suite 600
Oakland, CA 94612-2040

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
June 1, 2010

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We made these proxy materials available to you on the Internet or, upon your request, we have delivered printed versions of these materials to you by mail or email, because the Board of Directors of Scientific Learning Corporation is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders.  You are invited to attend the annual meeting to vote on the proposals described in this proxy statement.  However, you do not need to attend the meeting to vote your shares.  Instead, you may vote by Internet or telephone or, if you requested printed versions of these materials, you may complete, sign and return the enclosed proxy card.

We intend to provide this proxy statement and accompanying proxy card on or about April 22, 2010 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 6, 2010 will be entitled to vote at the annual meeting.  On this record date, there were 18,397,656 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 6, 2010 your shares were registered directly in your name with Scientific Learning’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 6, 2010, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.  You are also invited to attend the annual meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Because of a change in the rules applicable to brokers, your broker will not be able to vote your shares with respect to the election of directors if you have not given your broker specific instructions with respect to that vote.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of nine directors.

•	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2010.

Why did I receive a two-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

As required by the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet.  Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners.  All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice.  In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote from any nominee you specify.  For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting.  The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by Internet, telephone or by using the enclosed proxy card.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote by Internet or touchtone telephone, please follow the instructions in the Notice.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Scientific Learning.  Simply complete and mail the voting instruction card to ensure that your vote is counted.  Alternatively, if your broker or bank offers this, you may vote by telephone or over the Internet as instructed by your broker or bank.  To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 6, 2010.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections and you are a stockholder of record, your shares will be voted “For” the election of all nine nominees for director and “For” the other proposal listed above.  If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment, subject to compliance with applicable rules.  If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote on the election of directors.  Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.  We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.  We have not engaged a third-party proxy solicitor.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts.  Please vote the shares held in each different name or account by Internet, telephone or by returning each proxy card to ensure that all of your shares are voted.

Can I change my vote?

Yes.  You can revoke your proxy.  If you are not a stockholder of record, you should follow the instructions of your broker or bank.  If you are a stockholder of record, you may revoke your proxy at any time before the final vote at the meeting in any one of three ways:

•	You may submit a later Internet or telephone vote or a properly completed proxy card with a later date.

•
You may, prior to the date of the annual meeting, send a written notice that you are revoking your proxy to Scientific Learning’s Secretary at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

If you wish to suggest a candidate to be nominated by the Board of Directors at next year’s annual meeting, you must contact the Board’s Nominating and Corporate Governance Committee no later than December 23, 2010.  If you wish to submit a proposal for the annual meeting, your proposal must be submitted in writing to Scientific Learning’s Secretary at 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040.  To be considered for inclusion in next year’s proxy materials, the proposal must be submitted by December 23, 2010.  Nominations for directors and proposals not to be included in the proxy materials must be submitted between February 1 and March 2, 2011.  You are also advised to review our Bylaws and the Board’s Director Nominations process, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For,” “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes.  Abstentions will be counted for purposes of determining the presence or absence of a quorum, but will have no effect on the outcome of the voting.  Broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will have no effect on the outcome of the voting.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain voting instructions from the institution that holds your shares and follow those instructions regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions.  On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.  We believe that Proposal 2 will be considered a discretionary item.

How many votes are needed to approve each proposal?

•
For the election of directors, the nine nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.  Only votes “For” or “Withheld” will affect the outcome.  Abstentions and broker non-votes will have no effect on the outcome of the voting.

•
To be approved, Proposal No. 2 (ratification of the selection of Ernst & Young as our independent registered public accountants for 2010) must receive a “For” vote from the majority of the votes cast either in person or by proxy.  Abstentions and broker non-votes will have no effect on the outcome of the voting.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy.  On the record date, there were 18,397,656 shares outstanding and entitled to vote.

Your shares will be counted for purposes of determining the presence or absence of a quorum only if you submit a valid proxy vote (or one is submitted for you) or if you vote in person at the meeting.  Abstentions and broker non-votes will also be counted towards determining whether a quorum exists.  If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting.  We plan to publish final voting results in a Form 8-K within four business days after the end of the annual meeting.

Proposal 1
ELECTION OF DIRECTORS

Our Board of Directors is presently composed of nine members.  The term of office of all directors expires at the 2010 meeting.

Of the nominees for election at this meeting, all are currently directors.  Our Board elected Dino A. Rossi as a member of the Board in February 2010 to fill a vacancy in our Board.  The other eight directors nominated for election were previously elected by the stockholders.  If elected at the Annual Meeting, each of the nominees will serve until the 2011 annual meeting and until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Except as otherwise required by applicable law, vacancies on the Board may be filled only by a majority of the remaining directors.  A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve until the next annual meeting and until such director’s successor is elected and qualified.

Our policy is to invite all directors to attend the Annual Meetings of the stockholders, but their attendance is not required.  Mr. Bowen and Andy Myers were the only directors who attended the 2009 Annual Meeting.  Historically, few if any stockholders other than employees have attended the Annual Meeting in person.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting, with ages shown as of March 31, 2010.

Nominees for Election at the 2009 Annual Meeting

Edward Vermont Blanchard, Jr., age 58, joined us as a director in November 2002.  Mr. Blanchard is presently a Managing Director at Aon Benfield Securities, Inc., the capital markets and strategic advisory investment banking subsidiary of Aon Corporation, which he joined in June 2009.   From December 2004 through September 2008, Mr. Blanchard was a Senior Advisor to Irving Place Capital (formerly known as Bear Stearns Merchant Banking), a private equity investment firm.  From 1986 through 1999, Mr. Blanchard worked in investment banking for Merrill Lynch & Co., from 1990 through 1999 as a Managing Director specializing in mergers and acquisitions for financial institutions.  From January 2007 through July 2009, Mr. Blanchard was a member of the Board of Directors of Ironshore Inc., a Bermuda-based specialty property/casualty insurance company.  He is also a Trustee of the American Folk Art Museum and the Yorkville Common Pantry.  Mr. Blanchard holds a BA from Harvard College and an MBA from the University of North Carolina at Chapel Hill.  Mr. Blanchard’s extensive experience in investment banking, mergers and acquisitions and private equity investments provides us valuable perspective and expertise in evaluating potential strategic opportunities, as well as financial and analytical expertise important in exercising oversight over our financial and accounting issues.

Robert C. Bowen, age 68, is the Chairman of our Board.  He was our Executive Chairman during 2009 and served as our CEO from June 2002 through December 2008.   From 1989 to 2001, Mr. Bowen served as a senior executive of National Computer Systems, a provider of educational assessment and administrative software and services acquired by Pearson PLC in 2000.  His last assignment there, from 1995 to 2001, was as President of NCS Education, a provider of enterprise software for K-12 school districts.  Earlier in his career, Mr. Bowen held senior executive positions with other education and publishing companies.  Mr. Bowen has been a high school math teacher, a coach, and a school district administrator.  Mr. Bowen received his bachelor’s and master’s degrees from the University of Tennessee, Chattanooga.  Mr. Bowen’s deep experience in education technology provides us with invaluable expertise and knowledge in our particular industry, and his long history with the Company affords continuity in leadership.

Rodman W. Moorhead III, age 66, has been our director since June 1998.  In January 2007, Mr. Moorhead retired from Warburg Pincus, a global private equity firm, where he was employed since 1973.  His last position at Warburg Pincus was as Senior Advisor and Managing Director. Mr. Moorhead was originally nominated to our Board in accordance with rights held by Warburg Pincus relating to an equity agreement which has now terminated. Mr. Moorhead is a director of Coventry Health Care, Inc.  He is Chairman of the Board of The Taft School, a member of the Harvard Medical School Board of Fellows, Co-Chairman of Stroud Water Research Center, and trustee of the Brandywine Conservancy.  Mr. Moorhead holds an AB in Economics from Harvard College and an MBA from Harvard Business School.  Mr. Moorhead’s long experience on boards of many public and private companies at various stages of their development offers us a broad perspective and valuable insight on the problems and solutions faced by companies like ours and his long history with the Company affords continuity in leadership.

Michael A. Moses, age 58, joined us as a member and Vice Chairman of the board in July 2007. Dr. Moses has been an educator for over 30 years.  He currently serves as a senior advisor to the Center for the Reform of School Systems, a nonprofit organization focusing on the promotion of urban school reform. From November 2004 until July 2006, Dr. Moses served as Vice Chairman of the board at Higher Ed Holdings, the owner of the American College of Education. Dr. Moses served as the general superintendent of the Dallas Independent School District from 2001 through 2004. From 1999 through 2001, he served as the deputy chancellor for System Operations for the Texas Tech University system. Dr. Moses was the Commissioner of Education for the State of Texas from 1995 through 1999. Prior to that service, Dr. Moses was the superintendent of three Texas school districts, including Lubbock, LaMarque and Tatum and served as a teacher and school administrator in the Duncanville and Garland school districts. Dr. Moses holds bachelor’s and master’s degrees from Stephen F. Austin State University and a Doctor of Education degree from Texas A&M University - Commerce. Dr. Moses is a member of the board of directors of Southwest Securities Services Group, a holding company whose subsidiaries provide financial and investment services, and within the last five years was a member of the board of directors of Trammel Crow Company, a real estate development and investment firm. He serves as special advisor and consultant to several corporations and entities that interface with elementary, secondary and higher education.  Dr. Moses’ long service as an educator provides us with insight into the needs, organization and issues of our customers.  His extensive contacts at all levels of education assist us in sales, marketing and business development.

D. Andrew Myers, age 38, joined us as President and Chief Operating Officer in January 2008, became our CEO in January 2009 and a member of our Board of Directors in February 2009.  Prior to joining us, he worked at Pearson Education since 1996.  His last position was as Senior Vice President, Digital Product Development for Pearson Curriculum, where he was responsible for integrating the technology teams from six preceding business units into a centralized digital development group.  From August 2004 to March 2007, Andy Myers was the Chief Operations Officer for Pearson Digital Learning, where he was responsible for setting product, financial, technical and operational strategies for that business unit. From 2002 to 2004, he served as Vice President Sales for Pearson Digital Learning. He started with Pearson as a sales representative in 1996. Pearson Education is the education division of Pearson PLC, an international media company. Andy Myers holds an MBA from the Haas School of Business at the University of California Berkeley and a BS in finance from the University of Utah.  Andy Myers was elected to our Board because of his position as CEO.

Lance R. Odden, age 70, joined our Board in July 2007, after serving as an advisor to our Board since 2003. Mr. Odden is presently a managing director of New Providence Asset Management Corporation, an investment management firm serving not for profit organizations and high net worth individuals. Mr. Odden joined New Providence in 2005 and also serves as chair of New Providence’s Governance Advisory Board. Since 2001, Mr. Odden has also served as an advisor to Warburg Pincus, a private equity investment firm. Mr. Odden retired as Head Master of The Taft School, a private educational institution, in June 2001, after serving in that capacity since 1972. Until 2010, Mr. Odden served as lead director of Irwin Financial Corporation, a bank holding company. He presently serves as a trustee of the Berkshire School, a co-educational boarding school. Previously, he served as chair of A Better Chance, president of The New England Association of Schools and Colleges, president of the Headmasters’ Association and the Connecticut Association of Independent Schools, and member of the board and executive committee of the National Association of Independent Schools. He holds a BA from Princeton University and an MA from the University of Wisconsin.  Mr. Odden brings us the perspective of a long term educator, as well as a network of international contacts and financial expertise.

Dino A. Rossi, age 55, joined our Board in February 2010 and was recommended to the Board by the Nominating and Corporate Governance Committee.  Mr. Rossi has been President, Chief Executive Officer and a director of Balchem Corporation since 1997.  He became the Chair of Balchem’s Board in 2007.  Balchem develops, manufactures and markets specialty performance ingredients and products for the food, nutritional, feed, pharmaceutical and medical sterilization industries.  Mr. Rossi was also Chief Financial Officer of Balchem from April 1996 to January 2004, and earlier in his career served as principal accounting and/or financial officer at Norit Americas Inc., a wholly-owned subsidiary of Norit N.V., a Dutch chemicals company, and Oakite Products Inc., a specialty chemicals company, from 1987 to 1993.  Mr. Rossi holds a B.S. in Accounting from West Virginia University.  As the CEO of Balchem, Mr. Rossi has the experience of leading a small public company through a series of strategic moves that contributed significantly to company growth.  Mr. Rossi’s extensive accounting and finance experience adds financial and accounting expertise important in exercising oversight over our financial and accounting issues.

Paula A. Tallal, age 62, is one of our founders and has served as a director since inception.  Since 1988, Dr. Tallal has served as co-director of the Center for Molecular and Behavioral Neuroscience at Rutgers, the State University of New Jersey. In 2001, Dr. Tallal was named a Board of Governors Professor in Neuroscience by Rutgers University. Dr. Tallal is an active participant in many scientific advisory boards and governmental committees for both developmental language disorders and learning disabilities.  Dr. Tallal holds a BA in Art History from New York University and a PhD in Experimental Psychology from Cambridge University with additional training from The Johns Hopkins University.  Dr. Tallal has a broad and deep understanding of the science behind our products, and therefore is particularly well-suited to provide guidance on scientific issues relating to our products.  Dr. Tallal also has significant experience in working with children with language problems and the speech and language professionals who serve them, so she is able to provide us a valuable perspective about this important customer segment.

Jeffrey D. Thomas, age 43, joined us as a director in November 2008 and is our lead director. Since February 2002, Mr. Thomas has been President and Chief Executive Officer of Ambassadors Group, Inc., an educational travel company that organizes and promotes international and domestic educational travel and sports programs for youth, athletes and professionals. Thomas has served in executive positions of increasing responsibility at Ambassadors Group and its predecessors since 1995, as President and Chief Executive Officer of Ambassador Programs, Inc. from 1996 to 2002; President of Ambassadors Education Group, Inc. from 1997 to 2002; and Chief Financial Officer to Ambassadors International from 1995 to 2002.  Mr. Thomas serves as a member of the board of directors of Ambassadors Group, Inc. He holds a BA from Dartmouth College.  Mr. Thomas offers us valuable perspective as an operating company executive and experience in guiding a small pubic company through rapid growth.  His background also adds financial expertise to our Board to provide oversight over our financial and accounting issues.

The Board Of Directors Recommends
A Vote In Favor Of Each Named Nominee.

Independence of the Board of Directors

The Nasdaq Stock Market (“Nasdaq”) listing standards require that a majority of the members of a listed company’s Board of Directors qualify as “independent,” as affirmatively determined by the Board of Directors.  After review of all relevant transactions and relationships between each director, or certain of his or her family members, and us, our senior management and our independent auditors, the Board affirmatively has determined that Mr. Blanchard, Mr. Moorhead, Mr. Moses, Mr. Odden, Mr. Rossi, Dr. Tallal and Mr. Thomas are independent directors within the meaning of the applicable Nasdaq listing standards.  In connection with the independence determination, the following relationships between the Company and the directors determined to be independent were considered:
•
Until his recent retirement, Mr. Moorhead was affiliated with the Warburg Pincus entities.  Until our August 2007 secondary public offering, one of the Warburg Pincus entities was our largest shareholder.  In 2001, WPV, Inc, a Warburg Pincus entity, provided a guaranty for a $15 million line of credit for us.  In consideration of the guaranty, we issued WPV a warrant to purchase 1,375,000 shares of our common stock with an exercise price of $8.00, which has since expired.  The estimated value of the warrants was $3.6 million as of the date of issuance.  The guaranty was secured by a security interest in our assets. After several amendments, the guaranty and a subsequent letter of credit expired in July 2004.  Also in 2001, Warburg Pincus purchased 4,000,000 shares of our common stock at a purchase price of $1.25 per share in a private placement.

•	Prior to his election as a director, Mr. Odden served as a consultant to the Board, and received options covering an aggregate of 45,000 shares in connection with that service.
•
Dr. Tallal is one of our founders.  Dr. Tallal served as our Executive Vice President from January 1996 until December 2000 and as Chairman of the Board of Directors from January 1996 until November 2000. During 1997, Dr. Tallal worked full-time with us during a sabbatical from her faculty position at Rutgers; she continues to consult with us pursuant to a consulting agreement.  Under that consulting agreement, Dr. Tallal received compensation from us in the amounts of $83,340, $87,516 and $43,776 in 2007, 2008 and 2009, respectively.  Dr. Tallal also consults for Posit Science Corporation, which has licensed certain technology from us.  Dr. Tallal also receives inventor share payments from Rutgers resulting from the license to us of the technology developed by the University of California and Rutgers.

Information Regarding the Board of Directors and its Committees

The Board of Directors met five times during the last fiscal year.  All incumbent directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively.

Board Leadership Structure

Presently, our positions of Chairman of the Board and Chief Executive Officer are separate:  Our CEO is D. Andrew Myers and our Chairman is Robert C. Bowen. Jeffrey D. Thomas serves as our Lead Director, and chairs the meetings of the independent directors.  We believe that at this point in our development, separating the positions of Chairman and CEO improves our corporate governance by facilitating oversight through a non-employee chairman.  Because of Mr. Bowen’s long history with the Company, we believe that in his role as Chairman, he provides particularly valuable continuity in our leadership, at a time when several of our executive officers have relatively short tenures with the Company.

Board’s Role in Risk Oversight

Board-level risk oversight is performed primarily by our Board committees.  The Audit Committee oversees our internal controls and regularly assesses financial and accounting risks.  Our Nominating and Corporate Governance Committee addresses issues related to risks posed by related party transactions and, starting this year, our Compensation Committee has assessed whether our compensation programs pose risks to the Company. We believe that the fact that risk oversight is performed by our independent committees supports our conclusion that an independent Chairman is not needed at this time for appropriate corporate governance.

Our Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.  The following table lists the current members of and the number of meetings held during 2009 for each of the regular Board committees existing at the end of the year:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Edward Vermont Blanchard, Jr.	Chair
1. Rodman W. Moorhead III		Chair	Member
2. Lance R. Odden	Member	Member
3. Dino A. Rossi	Member
4. Paula A. Tallal			Member
Jeffrey D. Thomas		Member	Chair
Total meetings in 2009	8	5	3

Below is a description of each standing committee of the Board of Directors.  The charter of each committee can be found at our corporate website, on the World Wide Web, at scientificlearning.com/corporategovernance.

Audit Committee
The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. To achieve this, the Audit Committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm (the “Auditors”); determines and approves the engagement of the Auditors; determines whether to retain or terminate the existing Auditors or to appoint and engage new Auditors; reviews and approves the retention of the Auditors to perform any proposed permissible non-audit services; pre-approves all compensation to be paid to the Auditors; confers with management and the Auditors regarding the scope, quality and effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and discusses with management and the Auditors the results of the annual audit and review of our quarterly financial statements.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Blanchard and Mr. Rossi (elected to the Board and the Audit Committee in February 2010) qualify and, prior to his resignation on October 8, 2009, Mr. Smith qualified as an “audit committee financial expert,” as defined in applicable SEC rules, based on a qualitative assessment of their knowledge and experience.

Compensation Committee
The Compensation Committee of the Board of Directors oversees our compensation policies, plans and programs.  The Compensation Committee reviews and approves our overall compensation strategy, including corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management.  The Committee also reviews and approves the compensation and other terms of employment of our Chief Executive Officer; considers the recommendation of our Chief Executive Officer and makes all determinations with respect to the compensation and other terms of employment of the other executive officers; makes recommendations to the full Board with respect to compensation of the members of the Board of Directors; and administers our employee equity plans. The Board of Directors has determined that all members of our Compensation Committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards.

The Compensation Committee periodically retains a compensation consulting firm as described in the Compensation Discussion and Analysis.  In 2009, the compensation consultant retained by the Committee did not provide any additional consulting services to the Company where the fees for such services exceeded $120,000.

Beginning in 2009, the Company had a two-person Non-Officer Equity Grant Committee composed of Andy Myers, our CEO, and Jeffrey D. Thomas, who replaced Mr. Smith following his resignation.  The Non-Officer Equity Grant Committee is authorized to award equity grants to non-officer employees and consultants, subject to numerical limits and other parameters established by the Compensation Committee from time to time.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors oversees the director nomination process and our corporate governance functions.  The Committee has the primary responsibility for identifying, reviewing and evaluating candidates to serve as directors, consistent with criteria approved by the Board.  The Committee recommends to the Board candidates for election to the Board of Directors, makes recommendations to the Board regarding the membership of the committees of the Board, and assesses the independence of directors.  The Board has determined that all members of the Committee are independent, as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards.

The Board has established guidelines for evaluating nominees for director.  The qualifications that the Board seeks include: the highest standards of personal and professional ethics and integrity; demonstrated excellence and leadership in the candidate’s field of endeavor; commitment to, and experience and expertise in, strategic and independent thinking; and a demonstrated ability to ask critical questions and to exercise sound business judgment.  The Board seeks to include a diverse spectrum of expertise and experience, with each director bringing to the Board experience or knowledge in one or more fields that contributes to the effectiveness of the Board.  Examples of such fields are:  neuroscience, research, marketing, strategy development & execution, management of direct sales forces, operations, education, public policy, finance and financial reporting, entrepreneurship, strategic transactions.

The Board also considers the candidate’s commitment to staunchly representing the long-term interests of our stockholders, as well as the candidate’s willingness and ability to devote sufficient time to carrying out his or her duties and responsibilities and to serve on the Board for at least five years.  The Board may modify these guidelines from time to time and will consider other factors as appropriate.

The Nominating and Corporate Governance Committee seeks nominees through a variety of sources, including suggestions by directors and management, business contacts of Committee members and other directors, recommendations from the Company’s stockholders (as further described below), and such other sources as the Committee believes appropriate.  The Committee may also retain a search firm if the Committee believes that to be appropriate.  The Committee will consider the general guidelines summarized above, the current composition of the Board, which areas of qualification and expertise would best enhance the composition of the Board, the experience, expertise and other qualifications of candidates, the number of other commitments of candidates, whether the candidate would qualify as independent under applicable rules, and such other considerations as the Committee believes to be appropriate.  The Committee has the flexibility to determine the most appropriate interviewing and referencing process.  The Committee recommends nominees to the full Board, which then selects the nominees.

The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders.  The Committee evaluates all recommended candidates, in the same manner and using the same minimum criteria (set forth above), whether the candidate was recommended by a stockholder, the board or otherwise. The Committee will also evaluate whether candidates recommended by stockholders are identified with any particular issue to such an extent that the candidate’s ability to effectively represent all of the stockholders on a broad variety of issues might be compromised. Stockholders who wish to recommend individuals for consideration by the Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Corporate Secretary at our principal executive office at least six months before the next annual meeting. Submissions must include the candidate’s name, contact information and biographical information; a description of any relationships between the stockholder making the suggestion and the candidate; any information that would be required to be disclosed about the candidate in the proxy statement if the candidate is nominated by the Board; the candidate’s consent to a background review by the Committee and to being included in the proxy statement if nominated; and the name and contact information of the stockholders who recommended the nominee, and the number of shares of our stock held by those stockholders.

Diversity

Our Board selection guidelines state that the Board should represent a diverse spectrum of expertise and experience.  In considering changes in Board composition, the Nominating and Corporate Governance Committee considers what experience or knowledge contributes to the effectiveness of the Board, what experience or knowledge is already represented on the Board, what may be missing, and what fields may be over-represented.

Stockholder Communications with the Board of Directors

Our Board has adopted a formal process by which stockholders may communicate with the Board or any director. This information is available on our website on the World Wide Web at scientificlearning.com/corporategovernance.

Code of Ethics

We have adopted the Scientific Learning Corporation Policies on Business Ethics, which apply to all officers, directors and employees.  The policies are available on our website at the address stated above.  If we make any substantive amendments to these Policies or grant any waiver from the Policies to any executive officer or director, the Board must approve such waivers or amendments.  As required by law, within four business days of any amendment to or waiver of these policies that applies to a director or executive officer, we will disclose the nature of the amendment or waiver on our website or in a Form 8-K.

Report of the Audit Committee of the Board of Directors

This Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee oversees the financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls. In fulfilling its oversight responsibilities, the Audit Committee reviews the financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2009 with management.  In addition, the Audit Committee discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).

The Audit Committee has also received and reviewed the written disclosure letter from Ernst & Young LLP regarding the auditors’ independence, as required by PCAOB Rule 3526 and has discussed the independence of Ernst & Young LLP with them.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors that our audited financial statements for the year ended December 31, 2009 be included in our Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

From the members of the Audit Committee of Scientific Learning Corporation.

Edward Vermont Blanchard, Jr., Chair
Lance R. Odden
Jeffrey D. Thomas

Proposal 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young, LLP (“Ernst & Young”) as our independent registered public accounting firm for the fiscal year ending December 31, 2010 and the Board of Directors has directed that management submit the selection of the firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited our financial statements since our inception in 1996. Representatives of Ernst & Young are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm is not required. However, the Board is submitting the selection of Ernst & Young for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time if the Audit Committee determines that such a change would be in the best interests of our company and our stockholders.

The Board Of Directors Recommends A Vote In Favor Of Proposal 2

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2009 and 2008 by Ernst & Young.

	Fiscal Year Ended
	2009	2008
Audit Fees (annual audit, reviews of quarterly financial statements, reviews of SEC filings)	$706,329	$626,194

Audit-related Fees (consultations on accounting matters, internal controls and compliance with accounting and reporting standards)	----	----

Tax Fees (preparation of federal, state and local returns, assistance with audits, consultations with respect to tax planning and compliance issues)	----	----

All Other Fees (E&Y online services)	----	----

Total Fees	$706,329	$626,194

Pre-Approval Policies and Procedures

All fees described above were approved by the Audit Committee prior to engagement of the auditor to perform the service.  Either the Audit Committee or the Chair of the Committee, who has been delegated the authority to do so, is required to pre-approve the services rendered by Ernst & Young.  If the Chair pre-approves fees, that pre-approval is reported to the full Committee at its next meeting.  Generally, the Committee pre-approves particular services in the defined categories of audit services, audit-related services, tax services and other non-audit services, specifying the maximum fee payable with respect to that service.  Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the auditor’s independence.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the our Common Stock as of February 22, 2010 by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table below (“Named Executive Officer”); (iii) all executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our Common Stock.

	Shares Beneficially Owned (1)
Beneficial Owner	Number	Percent
Trigran Investments, Inc. (2)	5,178,910	28.3%
630 Dundee Road, Suite 230 Northbrook, IL 60062
Segall Bryant & Hamill (3)	1,078,693	5.9%
10 South Wacker, Drive, Suite 3500 Chicago, IL 60606
Osmium Partners, LLC (4)	912,911	5.0%
388 Market Street, Suite 920 San Francisco, CA 94111
Edward Vermont Blanchard, Jr. (5)	212,863	1.2%
Robert C. Bowen (6)	1,880,002	9.7%
Linda L. Carloni (7)	170,016	*
Robert E. Feller (8)	17,576	*
Dr. William M. Jenkins (9)	261,861	1.4%
Rodman W. Moorhead III (10)	153,915	*
Michael A. Moses (11)	115,152	*
D. Andrew Myers (12)	114,743	*
David C. Myers (13)	15,581
Lance R. Odden (14)	69,399	*
Dino A. Rossi (15)	0	*
Dr. Paula A. Tallal (16)	596,928	3.3%
Jeffrey D. Thomas(17)	10,629	*

All directors and executive officers as a group	3,647,181	18.3%
(14 persons) (18)
______________
*	Less than one percent
(1)
This table is based upon information supplied by officers and directors and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 18,312,570 shares outstanding on February 22, 2010, adjusted as required by rules promulgated by the SEC.

(2)
Includes 3,320,763 shares held by Trigran Investments, L.P., 1,811,792 shares held by Trigran Investments, L.P. II, and 46,355 shares held by accounts (“Accounts”) managed by Trigran Investments, Inc. on a discretionary basis.  Trigran Investments, Inc. is the investment manager to and general partner of both the partnerships.  Trigran Investments, Inc. shares voting and investment power with respect to the shares held by Accounts.  Douglas Granat, Lawrence A. Oberman and Steven G. Simon are the controlling shareholders and sole directors of Trigran Investments, Inc. and thus may be considered the beneficial owners of the Common Stock beneficially owned by Trigran Investments Inc. Each of these persons disclaims beneficial ownership of the Common Stock except to the extent of his or its pecuniary interest therein.

(3)	Segall, Bryant & Hamill is a registered investment advisor and holds these securities on behalf of its clients.
(4)
Includes 192,487 shares held by Osmium Capital, LP (“Fund 1”), 574,966 shares held by Osmium Capital II, LP (“Fund 2”), 88,339 shares held by Osmium Spartan, LP (“Fund 3”), 56,619 shares held by accounts (“Accounts”) managed by Osmium Partners, LLC (“Osmium Partners”) on a discretionary basis, and 500 shares held by John L. Lewis.  Mr. Lewis is the controlling member of Osmium Partners, which serves as the general Partner of Funds 1, 2 and 3 (the “Funds”). Mr. Lewis and Osmium Partners may be deemed to share with the Funds and the Accounts voting and dispositive power with respect to such shares.  Each of Mr. Lewis, Osmium Partners and the Funds disclaims beneficial ownership with respect to any shares other than the shares owned directly by such person.

(5)
Includes 171,951 shares held by Mr. Blanchard and 15,000 shares held by the Edward V. Blanchard Insurance Trust UAD 12/20/93, of which Mr. Blanchard’s children are beneficiaries.  Also includes 25,312 shares subject stock options that are or will be exercisable by April 23, 2010 and 600 shares subject to restricted stock units that will vest by April 23, 2010.

(6)	Includes 829,690 shares owned by Mr. Bowen and 1,050,312 shares subject to stock options that are or will be exercisable by April 23, 2010.
(7)
Includes 33,766 shares held by Ms. Carloni.  Also includes 130,000 shares subject to stock options that are or will be exercisable as of April 23, 2010 and 6,250 shares subject to restricted stock units that will vest by April 23, 2010.

(8)	Includes 4,243 shares owned by Mr. Feller and 13,333 shares subject to stock options that are or will be exercisable by April 23, 2010.
(9)
Includes 126,861 shares held by Dr. Jenkins.  Also includes 125,000 shares subject to stock options that are or will be exercisable as of April 23, 2010 and 10,000 shares subject to restricted stock units that will vest by April 23, 2010.

(10)
Includes 147,769 shares held by Mr. Moorhead.  Also includes 5,312 shares subject to stock options that are or will be exercisable as of April 23, 2010 and 834 shares subject to restricted stock units that will vest by April 23, 2010.

(11)
Includes 5,907 shares held by Mr. Moses.  Also includes 108,645 shares subject to stock options that are or will be exercisable as of April 23, 2010 and 600 shares subject to restricted stock units that will vest by April 23, 2010.

(12)	Includes 39,744 shares held by Andy Myers and 74,999 shares subject to stock options that are or will be exercisable as of April 23, 2010.
(13)	Dave Myers is not related to Andy Myers. Includes 3,801 shares held by Dave Myers and 12,500 shares subject to stock options that are or will be exercisable as of April 23, 2010.
(14)
Includes 18,487 shares held by Mr. Odden.  Also includes 50,312 shares subject to stock options that are or will be exercisable as of April 23, 2010 and 600 shares subject to restricted stock units that will vest by April 23, 2010.

(15)	Mr. Rossi was elected to the Board in February 2010.
(16)
Includes 437,683 shares held directly by Dr. Tallal and 133,333 shares held by the Colleen Osburn Trust, for which Dr. Tallal serves as trustee.  Also includes 25,312 shares subject to stock options that are or will be exercisable as of April 23, 2010 and 600 shares subject to restricted stock units that will vest by April 23, 2010.  Dr. Tallal disclaims beneficial ownership of the shares held by the trust.

(17)
Includes 9,900 shares held by Mr. Thomas.  Also includes 312 shares subject to stock options that are or will be exercisable as of April 23, 2010 and 417 shares subject to restricted stock units that will vest by April 23, 2010.

(18)
Includes the information in notes (1) and (5) through (17), as applicable. Also includes for one other executive officer included in the group: 17,766 shares held by such officer; 4,500 shares subject to stock options that are or will be exercisable as of April 23, 2010; and 6,250 shares subject to restricted stock units that will vest by April 23, 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on our review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that officer Dave Myers, whose date of hire was December 31, 2008, filed his initial Form 3 and his Form 4 reporting his new hire equity grant late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy

Like all of our compensation programs, our executive compensation programs are designed to attract and retain key employees, to motivate our employees to achieve our operating and strategic goals, to bring value to our stockholders, customers, and employee base, and to reward our employees for achieving those objectives.

Our executive compensation programs specifically seek to:
•	Focus our executives on our most significant strategic and operating objectives – increasing market acceptance of our products and growing our sales and revenue in an increasingly profitable manner;
•	Incent our executives to build long-term stockholder value;
•	Align compensation with company and individual achievement of specified goals and overall creation of value for stockholders, customers and the employee base;
•	Enable us to attract and retain superior executives in key positions by providing a competitive level of compensation; and
•	Provide appropriate levels of risk and reward.

There are two somewhat unusual factors that affect our recruiting and retention, and therefore may affect our compensation strategies:
•
Because our products can have such a profound positive impact on children who struggle with learning, our mission is a critical factor in recruiting and retaining our employees, including our executives.

•
Because the educational software industry is relatively small, the universe of senior executives with deep and specific experience in our field is relatively small and is widely known to persons experienced in the industry.  This makes personal and professional relationships an important factor in recruiting and retention.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2009 as well as the other individuals included in the Summary Compensation Table below are referred to as “named officers.”

Compensation Process

The Compensation Committee of our Board determines the compensation of the named officers.  In recent years, the practice of the Committee has been to review executive compensation in the first quarter of each year, making decisions with respect to the discretionary portion of the officers’ incentive compensation for the prior year and decisions with respect to base salary, incentive compensation plan structure and content, and equity grants for the upcoming year.  In making these decisions, the Committee generally reviews all elements of each named officer’s compensation for the last year, together with all equity compensation granted to the named officer during his or her history with us.  Periodically, the Committee compares our various compensation elements against an appropriate peer group of companies.

Compensation Consultant / Benchmarking

The Compensation Committee periodically retains Compensia, a compensation consulting firm, to assist it.  Compensia provided a comprehensive executive compensation review to the Committee in 2005, 2007 and 2008, as well as providing assistance to management and the Committee in connection with a Board compensation review in July 2007, in connection with hiring Andy Myers as of January 2008 and in connection with transition of Andy Myers to be CEO and Mr. Bowen to be Executive Chairman as of January 2009.

In early 2008, working with management, the compensation consultant updated the peer group of companies to be used by the Committee for general executive compensation comparative purposes and analyzed the compensation of each named officer as compared to that peer group and/or a benchmark study.  The firm also evaluated our overall executive compensation practices for reasonableness, discussed with the Committee our equity compensation practices, and provided information and recommendations on emerging trends in compensation practices.

Constructing a compensation peer group for us is challenging because other public educational software providers tend to be substantially larger than we are.  Therefore, the peer group we constructed includes both educational technology companies and other software companies, all within the same general revenue range ($15 million - $146 million), predominately in the San Francisco Bay Area.  The peer group we established in the spring of 2008 includes:

American Public Education	PLATO Learning
Art Technology Group	Renaissance Learning
BroadVision	Rainmaker Systems
eCollege.com	Saba Software
Embarcadero Technologies	Selectica
HealthStream	SumTotal Systems
KANA Software	SupportSoft
Netmanage	The Princeton Review

With the help of Compensia, in spring 2008 the Committee also considered data from two Radford Executive Compensation surveys – high-tech companies with revenue under $50 million and high-tech companies in Northern California with revenue under $200 million.

Generally, we target our executive base salary and target total cash compensation to the 50th percentile of the relevant market.

Because of the economic downturn and the lower-than-expected level of Company sales in 2008, management recommended and the Committee agreed that officers as a group would not receive salary increases for 2009.  Therefore, the Committee determined not to engage Compensia to perform an overall executive compensation review in spring 2009.  For 2010, the Committee engaged Compensia to update our peer group and analyze the compensation of each named officer as compared to that peer group.  The peer group that we established for 2010 includes:

American Public Education	Renaissance Learning
BroadVision	Saba Software
HealthStream	Selectica
KANA Software	Support.com
PLATO Learning	The Princeton Review
Rainmaker Systems	Voyager Learning Company

The Committee, following an evaluation of corporate and individual performance and a review of competitive market data, including the peer group, provided by Compensia, approved increases in the annual base salaries (effective as of April 1, 2010) for the named officers.

Role of Management

Typically, the Chief Executive Officer makes compensation recommendations to the Compensation Committee with respect to the other named officers.  No officer is present while the Committee discusses and determines the level of his or her compensation.  The Committee discusses and determines the compensation of the CEO in an executive session from which the CEO is absent.

Elements of Compensation

The principal components of compensation for named officers in 2009 were:
•
Base salary.  Base salary is designed to provide fixed compensation sufficient to attract and retain the officer, rewarding core competence in the officer’s role and reflecting the officer’s skills, experience and level of responsibility.

•
Short–term incentive compensation in the form of performance-based cash incentive payments under our Management Incentive Plan (“MIP”).  Our MIP payments are designed to focus management on achieving our most critical current financial and non-financial goals, and to reward management when those goals are achieved.

•
Long-term incentive compensation in the form of equity awards.  Our equity awards are designed to focus management on maximizing long-term value for our stockholders, to provide additional retention power and to reward management for increasing stockholder value.

When evaluating any particular element of compensation, the Committee does not consider that element in isolation but rather endeavors to take into account all components of compensation to arrive at an appropriate total package that is reasonable to our stockholders, fair to the officer when compared with the compensation offered by our competitors and appropriate when compared to the compensation provided to our other officers. We have not established specific target percentages for allocating between cash and non-cash compensation, between guaranteed and risk-based compensation or between short-term and long-term compensation.  However, generally both risk-based potential compensation and equity-based compensation increase as a percentage of total compensation with increasing organizational responsibilities.

Base Salary

We provide the named officers with base salary to compensate them for services rendered during the year.  In reviewing and determining the base salaries for the named officers, the Committee primarily considers:
•	Market data provided by our outside compensation consultant or by the internal human resources staff, as the Committee determines to be appropriate.
•
The officer’s experience, breadth of knowledge, historical performance, and level of contribution and responsibility, specifically focusing on the chief executive officer’s evaluation of those matters.

•	How the officer’s compensation compares to our other officers.

Short-term Incentive Compensation

We provide short-term incentive compensation to our named officers and other management employees in the form of performance-based cash incentive payments under our MIP, which is established by the Compensation Committee each year.

In determining the overall target payment for each named officer, the Committee considers market data with respect to incentive compensation from other peer group companies for each position and the officer’s level of responsibility and contribution.

In both 2009 and 2010, potential payments were and are based 70% on shared financial goals and 30% on individual performance.  We believe that given our size and development stage, this relative emphasis on shared company financial goals is appropriate because:
•	Each participant’s performance directly impacts our financial performance; and
•	The greater emphasis on our financial goals has the effect of automatically adjusting the level of incentive pay to our ability to incur that expense.

For each goal, the executive receives 100% of the target bonus allocated to that goal if the target level for that goal is achieved.  The Committee sets the target level at a level that the Committee believes represents the realization of our potential for the year.  For 2009 and 2010, the plan provides that if the entry level for a goal is not achieved, no bonus is paid for that goal.  After the entry level is achieved, a bonus begins to be paid for the goal, with the amount of the bonus increasing in steps to 100% at the target level and 200% at the maximum level.

Each year the Committee establishes the shared financial goals for the MIP, based on its assessment of our most critical financial objectives for the upcoming year.  For 2009 and 2010, the Committee established booked sales and EBITDAS (earnings before interest, taxes, depreciation, amortization and stock compensation expense) as our goals, reflecting our focus on increasing sales, controlling expenses and managing cash.  While the financial goals are established at the beginning of the year, the Committee has discretion to adjust payments under the MIP in the event of unexpected developments.

Individual performance is evaluated based on whether the named officer has achieved his or her specified goals established at the beginning of the year and a qualitative assessment of the named officer’s contribution.  Individual goals for named officers other than the CEO are established collaboratively by the individual officer and the CEO.  Performance goals for the CEO are established collaboratively by the CEO and the full Board of Directors.  Goals are generally both qualitative and quantitative, so that the Committee’s determination of individual performance generally involves both subjective judgment and objective measurements.

Payments under the MIP are intended to, and do, fluctuate significantly depending on corporate performance.  For example, in 2008, revenue grew 4%, booked sales decreased by 9% and we used cash in operations equal to $3.7 million.  We did not meet the shared financial goals in the MIP and, at management’s recommendation, the Committee determined that no payments under the MIP would be made to the named officers.  In 2009, the Company’s revenues increased by 16% and booked sales increased by 32% compared to 2008.  Earnings per diluted share increased to $0.26 in 2009 compared to a loss of $0.19 per diluted share in 2008.  The Company achieved the MIP’s maximum over-achievement levels for both booked sales and EBITDAS, resulting in the maximum payout under the plan on those goals, which equals 200% of the target payout levels for those goals.  For the named officers, the Committee approved individual performance payouts averaging 157 % of the target levels.

Long-term Equity Compensation

We provide long-term compensation in the form of equity awards.  The Committee believes that equity awards are important to align the interests of management and stockholders. In 2009, the Committee made equity awards to officers only in the form of stock options.  In 2010, the Committee determined that for the named officers, equity awards would be made using a mix of stock options and restricted stock units.  The Committee uses stock options because it believes that:
•	Options carry a more significant upside and are more attractive than restricted stock units when recruiting for key executive positions.
•	Given our current stock price, options are a better retention tool.
•	Options will not create the downward pressure on our stock price that has been an issue when restricted stock units are released and most employees sell stock to cover their taxes.

The Committee grants restricted stock units because it believes that:
•	Restricted stock units provide key executives a better way to accumulate ownership in the Company.
•	Units are less dilutive than stock options.

In addition, the Committee took into account the relative benefit to employees, and tax treatment to the employees of the two types of equity grants.

Historically, we have made equity grants to named officers when the officer first joins us, on a periodic basis to provide additional retention power and long-term incentive, and in connection with a significant change in responsibilities.  In determining the amount of equity to be granted to named officers, the Committee considers the overall quantity of shares to be granted to all executives and other employees as a percentage of shares outstanding.  In determining individual awards, the Committee principally takes into account:
•	The officer’s past and anticipated future levels of performance, level of contribution and responsibility, including the CEO’s evaluation of the officer’s performance.
•	Previous equity awards granted to and held by the officer, previous option exercises and sales of option stock, including the retention “glue” of equity awards remaining unvested.
•	How the officer’s level of equity compensation compares to our other officers.
•	Market data provided by our outside compensation consultant.

In 2009, Andy Myers was promoted to Chief Executive Officer.  At that time, Andy Myers was granted options to purchase 200,000 shares of our Common Stock.  This option was granted at then-current fair market value, $1.956 per share.

Other Income and Perquisites

We believe that perquisites should not be a significant component of compensation, in order to foster transparency of disclosure and avoid the potential for abuse.  As a result, our executive perquisites are minimal.  Employees based in Oakland who are director-level and above (including named officers) receive paid parking in a garage near our headquarters.

Officers receive the same level of company-paid health, dental and vision insurance, life insurance, accidental death and dismemberment insurance, and 401(k) plan as do all of our regular full-time employees.  Officers who elect to subscribe to our health insurance contribute to their health insurance premiums at a higher rate than do other employees.  In 2007 and 2008, the company made a matching contribution for up to 3% of the employee’s compensation, with a cap of $2,000.  All officers that participated in the 401(k) plan received this matching contribution.  The matching contribution was suspended for 2009 and 2010.

Change of Control; Termination

We enter into employment agreements that provide for benefits upon termination of employment or upon a change of control occasionally, with our most senior officers, including Andy Myers and Robert E. Feller.  These benefits are described below, under Change of Control; Termination.

Equity Grant Procedures

In February 2009, the Committee modified and improved the written procedures for recommending, approving and recording compensatory equity grants that were adopted by the Committee in 2007.  Under these procedures, and our prior practice, the Compensation Committee makes all grants to corporate officers.  The Committee has delegated to a two-person Non-Officer Equity Grant Committee the power to make grants to non-officer employees and consultants within guidelines established by the Compensation Committee.  The members of that Committee are presently Andy Myers, our CEO, and Jeffrey Thomas, an independent member of the Compensation Committee.  All grants authorized by the Committee are periodically reviewed by the Compensation Committee.  These procedures specify (1) that the grant price for options must be fair market value on the date of the grant, (2) the processes for documenting and reporting equity award grants, and (3) the processes for confirming data and, if necessary, for correcting errors.

Effect of a Restatement

In March 2007, the Committee adopted a policy relating to the adjustment of incentive compensation in the event of certain restatements.  Should a restatement occur that has a material impact on our financial results and where the restatement is the result of fraud or other misconduct on the part of one or more named officers, the Committee will evaluate whether it is appropriate to adjust incentive compensation previously received by named officers involved in the misconduct.  The Committee may, to the extent permitted by applicable law, make retroactive adjustments to such payments to named officers involved in such misconduct to the extent that such payments were predicated upon the achievement of financial results that were subsequently the subject of the restatement.  Where appropriate, we will seek to recover any such amount determined to have been inappropriately received by such a named officer.

Equity Ownership Guidelines

We have established guidelines with respect to the minimum value of our Common Stock that should be owned by our corporate officers and directors; these guidelines have recently been revised by the Nominating and Corporate Governance Committee.  The guidelines provide that corporate officers should own stock with a value of no less than the following levels:
Chief Executive Officer:  two times base salary; and
All other officers:  one times base salary.

The guidelines also provide that directors should own (or be affiliated with entities that own) shares of our Common Stock with a value no less than two times their annual director retainer.  The guidelines state that these levels should be reached by March 1, 2012 or, if later, within five years after the executive officer or director is first appointed or elected to be an officer or director.  Until an individual reaches the level specified in the guidelines, the guidelines provide that such individual should retain at least 75% of the shares issued under equity awards that are not needed to pay the purchase price of the stock or the applicable tax and at least 50% of all shares purchased under the Employee Stock Purchase Plan.

Limitation on Deduction of Compensation Paid to Named Officers

Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1.0 million of compensation paid to certain named officers in a taxable year.  Compensation above $1.0 million may be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code.

The Compensation Committee believes that stock options granted under our 1999 Equity Incentive Plan with an exercise price at least equal to the fair market value of our common stock on the date of grant shall be treated as “performance-based compensation.”  Provisions contained in the Incentive Plan allow any compensation recognized by a named officer as a result of the grant of such a stock option to be deductible by us.  Base salary, MIP bonus payments and restricted stock units that vest based on time, however, will not be treated as “performance-based compensation” for purposes of Section 162(m).

Summary Compensation Table

The following table lists the annual compensation for the fiscal years 2009, 2008, and 2007 of our CEO, CFO, and our three other most highly compensated executive officers in 2009 (referred to as named officers).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total
D. Andrew Myers	2009	$315,000	----		----	$202,680	$330,908	$2,568		$851,156
President and Chief Executive Officer (5)	2008	$257,371	----		$43,959	$162,300	----	$102,109	(6)	$565,739
	2007	----	----		----	----	----	----		----
Robert E. Feller	2009	$220,000	----		----	----	$164,120	$1,568		$385,688
Senior Vice President and Chief Financial Officer (7)	2008	$10,013	----		----	$39,812	----	----		$49,825
	2007	----	----		----	----	----	----		----
Linda L. Carloni	2009	$227,000	----		----	$31,821	$149,366	$2,454		$410,641
Senior Vice President and General Counsel	2008	$205,206	----		$90,200	----	----	$4,421		$299,827
	2007	$203,500	----		$103,650	----	$43,260	$4,304		$354,714
William M. Jenkins	2009	$219,000	----		----	$31,821	$137,204	$2,442		$390,467
Chief Scientific Officer	2008	$207,625	----		$135,300	----	----	$4,438		$347,363
	2007	$206,750	----		$207,300	----	$24,255	$4,373		$442,678
David C. Myers	2009	$220,000	----		----	----	$168,080	$343		$388,423
Senior Vice Presidents, Sales and Services (8)	2008	$846	$15,000	(9)	----	$40,536	----	----		$56,382
	2007	----	----		----	----	----	----		----

(1)
Represents the aggregate grant date fair value of the restricted stock unit awards computed in accordance with FASB Topic 718.  See Note 3, Stock Based Compensation in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for 2009 for the assumptions used to determine the valuation of these awards.

(2)
Represents the aggregate grant date fair value of the stock options computed in accordance with FASB Topic 718.  See Note 3, Stock Based Compensation in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for 2008 for the assumptions used to determine the valuation of these awards.

(3)
For 2007, payments under the 2007 Management Incentive Plan, paid in early 2008.  No payments were made to named officers under the 2008 Management Incentive Plan.  For 2009, payments made under the 2009 Management Incentive Plan, paid in early 2010.

(4)
Includes (a) the amount paid by us for life insurance premiums for the named officers, consistent with the life insurance program for all regular full time employees; (b) monthly nearby parking for Oakland, California-based officers; and (c) for 2007 and 2008, the employer matching contribution to our 401(K) plan for all named officers who participate in that plan.

(5)	Andy Myers joined us as President and Chief Operating Officer on January 8, 2008 and as was promoted to Chief Executive Officer effective January 2009.
(6)
Also includes relocation expenses as follows:  $4,138 travel costs, $33,308 in closing costs for the sale of Andy Myers’ prior residence and purchase of a new home; $11,200 in a diminution of value allowance relating to the sale of Andy Myers’ prior residence, $22,917 in a supplemental relocation allowance and $26,398 in tax gross-up.

(7)	Mr. Feller joined us as our Chief Financial Officer on December 15, 2008.
(8)	Dave Myers joined us as Senior Vice President, Sales and Services on December 31, 2008.
(9)	Represents Dave Myer’s hiring bonus.

Base Salary

Generally, we target our executive base salary to the 50th percentile of the relevant market.  As previously described in the Compensation Discussion and Analysis, the named officers as a group did not receive salary increases in 2009.  In March 2010, the Compensation Committee approved increases in the named officers’ base salaries by an average of 5.08% compared to an average increase in 2008 of 2.7%.  These salary increases were effective April 1, 2010.

Non-Equity Incentive Plan Compensation

The non-equity incentive plan compensation reflected in the table above for 2007 and 2009 consists of payments under the Management Incentive Plans adopted by the Compensation Committee for these years.  The Compensation Committee also adopted a Management Incentive Plan for 2008; no payments were made under that Plan. Each of these Plans provided for cash bonuses upon the achievement of specified corporate and individual goals.  Individual goals were generally both qualitative and quantitative, so that the Committee’s determination of individual goal achievement generally involved both subjective judgment and objective measurements. For 2009, the financial goals were booked sales and EBITDAS (earnings before interest, taxes, depreciation, amortization and stock compensation expense).  Bonus potential was allocated 70% on shared financial goals and 30% on individual performance.  At the entry level for the financial goals and for individual performance achievement, the named officers begin to earn bonus and the amount of the bonus increases in steps to 100% of the target bonus.  The overall target bonus ranged from 35% to 55% of base salary for the named officers.  If the maximum over-achievement level for each goal and for individual performance was reached, 200% of that goal’s target bonus became payable. The entry, target and maximum overachievement levels for our shared financial goals were:

	Entry Level (Minimum for Payment of Bonus)	Target Level (100% Goal Achievement)	Maximum Overachievement Level
Booked Sales	$44.6 million	$50.6 million	$56.5 million
EBITDAS	$2 million	$4 million	$6 million

Grants of Plan-Based Awards in Fiscal Year 2009

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold	Target	Maximum
D. Andrew Myers	1/1/2009	$86,625	$173,250	$346,500	200,000	$1.9560	$202,680
Robert E. Feller	----	$44,000	$88,000	$176,000	----	----	----
Linda L. Carloni	4/1/2009	$39,725	$79,450	$158,900	30,000	$1.9800	$31,821
William M. Jenkins	4/1/2009	$38,325	$76,650	$153,300	30,000	$1.9800	$31,821
David C. Myers	----	$44,000	$88,000	$176,000	----	----	----

The estimated future payouts under non-equity awards described in the table above are the potential payouts under the 2009 Management Incentive Plan at the entry, target and maximum levels specified by that Plan.

We use equity awards as our method of long term incentive compensation, as well as to align our executives’ interests with those of our stockholders.  During 2009, we used stock options as our principal form of equity compensation.  In March 2009, as part of the annual compensation review, the Committee awarded stock options to Ms. Carloni and Dr. Jenkins.  In determining individual awards, the Committee considered each officer’s level of performance, contribution and responsibility, other equity holdings and awards, market data provided by our outside compensation consultant, internal equity among officers, and the CEO’s recommendation.  Andy Myers did not receive an annual grant because he was awarded a stock option in January 2009 in connection with his promotion to Chief Executive Officer.  Mr. Feller and Dave Myers did not receive annual grants in 2009 because each of them was granted a stock option in connection with their hiring in December 2008.

The stock options awarded to the named officers generally vest over four years, 25% after the first year, and 1/48th every month thereafter.  Vesting continues only so long as the officer remains employed with us.  In certain circumstances, the options described above for Mr. Feller and Andy Myers may accelerate in the event that their employment is terminated after a change in control.  See Change in Control; Termination below.

Outstanding Equity Awards at 2009 Fiscal year-End

	Option Awards				Stock Awards
Name	No. securities underlying unexercised options (#) exercisable	No. of securities underlying unexercised options (#) unexercisable (1)	Option exercise price ($)	Option expiration date	No. of shares or units of stock that have not vested (#) (2)	Market value of shares or units of stock that have not vested ($)
D. Andrew Myers	10,625	19,375	$3.535	7/29/2018
	31,922	122,524	$1.956	1/1/2019	16,667	$84,335
	13,911	31,643	$1.956	1/1/2019
Robert E. Feller	10,000	30,000	$1.921	12/15/2018	----	----
William M. Jenkins	25,000	----	$6.125	11/5/2010
	7,500	----	$1.60	3/1/2012
	40,000	----	$5.95	3/14/2015	32,500	$164,450
	5,000	25,000	$1.98	4/1/2019
	25,000	----	$1.90	2/23/2013
	20,000	----	$5.64	1/26/2014
Linda L. Carloni	15,000	----	$17.1875	5/31/2010
	23,053	----	$6.125	11/5/2010
	1,947	----	$6.125	11/5/2010
	7,500	----	$1.60	3/7/2012
	30,000	----	$5.95	3/14/2015	20,000	$101,200
	5,000	25,000	$1.98	4/1/2019
	19,794	----	$1.90	2/23/2013
	19,546	----	$5.64	1/26/2014
	454	----	$5.64	1/26/2014
	5,206	----	$1.90	2/23/2013
David C. Myers	10,000	30,000	$1.956	12/31/2018	----	----

(1)
These options vest in monthly installments of 1/48 of the total shares granted over a period of four years starting approximately on grant date.  In certain circumstances, the options described above for Mr. Feller and Andy Myers may accelerate in the event that their employment is terminated after a change in control.  See Change in Control; Termination below.

(2)
Restricted stock units generally vest over four years, 25% after one year and 12.5% every six months thereafter except for Andy Myers’ restricted stock units described above, which vest over four years, 33% after one year and 11.17% every six months thereafter.  At vesting, restricted stock units are settled for our Common Stock on a one-for-one basis.

Option Exercises and Stock Vested for Fiscal Year 2009

	Option Awards		Stock Awards
Name	No. shares acquired on exercise (#)	Value realized on exercise ($)	No. shares acquired on vesting (#)	Value realized on vesting ($)
D. Andrew Myers	----	----	13,333	$32,542
Robert E. Feller	----	----	----	----
Linda L. Carloni	----	----	15,000	$40,419
William M. Jenkins	----	----	23,750	$64,155
David C. Myers	----	----	----	----

The stock awards described in the table above are shares that vested under restricted stock awards granted in prior years, which vest over four years.

Change of Control; Termination

In connection with his joining the Company, the Committee approved termination of employment provisions for Andy Myers, who became our President and Chief Operating Officer in January 2008 and our Chief Executive Officer in January 2009.  If Andy Myers’ employment is terminated by us without cause, as defined in the agreement, Andy Myers will receive payment of 12 months of his then-current base salary as severance compensation.  If Andy Myers is terminated for cause, as defined in his employment agreement, he is not entitled to any severance benefits under these provisions. In connection with Andy Myers’ promotion to be Chief Executive Officer, the Committee approved additional change of control provisions.  If there is a change of control, as defined in Andy Myers’ agreement, and within 18 months Andy Myers is terminated without cause or resigns because of a material change in his position, responsibilities, pay or location, then vesting under the option granted to Andy Myers in January 2009 and the equity grants previously made to Andy Myers in January 2008, July 2008 and January 2009 shall accelerate in full, and Andy Myers shall receive severance payments equal to one year’s base salary.

In connection with his joining the Company, the Committee approved certain severance benefits for Mr. Feller, who joined us as our Chief Financial Officer in December 2008.  If there is a change of control, and within 18 months thereafter, Mr. Feller is terminated without cause or resigns because of a material change in his position, responsibilities, pay or location, then his initial equity grant accelerates one year and he receives 6 months base salary.

No other executive officers have contracts with us that provide for change of control or severance payments.  Under our equity plans, however, in the event of certain mergers and similar transactions, if the surviving corporation does not assume our outstanding awards or substitute similar awards, the vesting of all outstanding awards accelerates in full.  In addition, in the event that any person or group acquires securities of the Company representing at least 50% the voting power for the election of directors, unvested awards held by persons then serving at the Company are accelerated immediately upon the occurrence of such event.

The table below shows the value to all named officers of such potential acceleration as of December 31, 2009, assuming the number of shares vested on that date.  The value is calculated by multiplying the number of shares subject to restricted stock units whose vesting would be accelerated by the market price on December 31, 2009 plus the value of all in-the-money unvested options at December 31, 2009.

Value of Potential Acceleration upon a Change of Control

Name	Value of Potential Acceleration of Unvested Stock Awards at December 31, 2009
D. Andrew Myers	$242,804
Robert E. Feller	$31,390
Linda L. Carloni	$221,550
William M. Jenkins	$284,800
David C. Myers	$31,040

Director Compensation for Fiscal Year 2009

The following table describes the compensation paid to the members of our Board of Directors for 2009.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3)	All Other Compensation ($) (4)	Total

Robert C. Bowen (5)	----	----	----	----
E. Vermont Blanchard, Jr.	$39,999	$4,890	----	$44,889
Rodman W. Moorhead, III	$41,499	$4,890	----	$46,389
Michael A. Moses	$20,000	$4,890	$39,996	$64,886
Lance R. Odden	$14,999	$4,890	----	$19,889
David W. Smith (6)	$23,001	$4,890	----	$27,891
Paula A. Tallal	$23,000	$4,890	$43,776	$71,666
Jeffrey D. Thomas	$29,000	$4,890	----	$33,890

(1)
Represents annual retainers and meeting fees.  Directors have the option of receiving their retainer and meeting fees in cash or stock.  All retainers and fees, whether paid in cash or stock, are included in this column.

(2)	Represents the aggregate grant date fair value of the restricted stock unit awards computed in accordance with FASB Topic 718.

(3)	Additional information with respect to restricted stock units granted to and held by directors and options held by directors:

	RSUs granted in 2009
Name of Director	# of shares	Grant date fair value	# shares subject to RSUs at 12/31/09	# shares subject to options at 12/31/09
Robert C. Bowen	----	----	----	1,050,000
E. Vermont Blanchard, Jr.	2,500	$4,890	2,364	25,000
Rodman W. Moorhead, III	2,500	$4,890	3,335	5,000
Michael A. Moses	2,500	$4,890	2,634	185,000
Lance R. Odden	2,500	$4,890	2,634	50,000
David W. Smith	2,500	$4,890	----	----
Paula A. Tallal	2,500	$4,890	2,634	25,000
Jeffrey D. Thomas	2,500	$4,890	7,418	----

See Note 2, Stock Based Compensation in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for 2009 for the assumptions used to determine the valuation of these awards.

(4)
Consulting fees paid to Drs. Moses and Tallal for consulting services provided to us in 2009.  Dr. Tallal consults for us doing public speaking, working with key accounts, reviewing our research plans and assisting in our relationships with private providers. For 2009, Dr. Tallal’s contract provided for an annual fee of $43,776.  Dr. Moses provides executive-level sales and marketing consulting services to us, at a consulting fee of $40,000 per year, in addition to his equity compensation.

(5)
Although Mr. Bowen was no longer a named officer in 2009, he was compensated as an employee in 2009.  Beginning January 1, 2010, Mr. Bowen will receive compensation under the non-employee director compensation program described below.

(6)	Mr. Smith resigned from our Board on October 8, 2009.

In 2009, the non-employee director compensation program included the following components for continuing directors:
•	On January 1 of each year through 1999, an award of annual retainers:
o	$20,000 to each director who is not an employee of the Company;
o	$7,500 to the lead independent director;
o	$10,000 to the Chair of the Audit Committee; and
o	$2,000 to the Chair of each other committee of the Board.
•
For each regular or special meeting of any Committee of the Board of Directors attended by such director in person or by telephone: a Committee meeting fee of $1,000.  There are no meeting fees for Board meetings.

•	On January 1 of each year, annual restricted stock unit awards of 2,500 shares, vesting over three years in equal six-month increments.

Effective January 1, 2010, the Board adopted a new non-employee director compensation program, which includes the following components for continuing directors:
•	On January 1 of each year, an award of annual retainers:
o	$25,000 to each director who is not an employee of the Company;
o	$7,500 to the lead independent director;
o	$10,000 to the non-employee Chair of the Board;
o	$10,000 to the Chair of the Audit Committee; and
o	$2,000 to the Chair of each other committee of the Board.
•
For each regular or special meeting of any Committee of the Board of Directors attended by such director in person or by telephone: a Committee meeting fee of $1,000.  There are no meeting fees for Board meetings.

•	On January 1 of each year beginning in 2010, an equity award consisting of:
o
Non-qualified stock options for 3,750 shares under the Company’s 1999 Equity Incentive Plan, vesting over a three year period, with the vesting period commencing upon grant, in equal monthly installments, provided that no options shall vest after the director’s service as a non-employee member of the Board ends.

o
Restricted stock unit awards for 1,875 shares, vesting over a three year period, with the vesting period commencing upon the Company’s next regular restricted stock unit vesting date, and the award vesting in six equal installments, at approximately six-month intervals, on the Company’s regular restricted stock unit vesting dates, provided that no awards shall vest after the director’s service as a non-employee member of the Board ends.

Retainers are paid, at the individual director’s direction, either in cash or in shares of our Common Stock issued pursuant to our 1999 Equity Incentive Plan, as amended.  If a director elects to receive a retainer in stock, the number of shares is determined by dividing the amount of the retainer by the fair market value of our Common Stock on January 1, the date of the retainer award.  Meeting fees are paid in cash.

Our director compensation program also provides that if a non-employee director joins the Board mid-year, upon joining the director receives a prorated annual retainer.  Upon joining the Board, each new director is entitled to receive a restricted stock unit grant for 8,000 shares, vesting over a three year period.

Members of the Board are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with our policy.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	3,133,783	$3.4779	$1,967,575

(1)	All of our equity compensation plans have been approved by the stockholders.
(2)	Includes 306,985 shares eligible for purchase under our 1999 Employee Stock Purchase Plan.

Report Of The Compensation Committee

This Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

We have reviewed and discussed the Compensation Discussion and Analysis above with our management.  Based on our review and discussions with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2009.

From the members of the Compensation Committee of Scientific Learning Corporation.

Rodman W. Moorhead, III, Chair
Lance R. Odden
Jeffrey D. Thomas

Risk Assessment of Compensation Policies and Practices

Consistent with new SEC disclosure requirements, our Compensation Committee has assessed our compensation programs and has concluded that the risks relating to our compensation policies and practices, as managed, are not reasonably likely to have a material adverse effect on the company as a whole. The Compensation Committee assessed the company’s executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature.  The Committee’s review focused on our MIP, sales incentive plans, and 1999 Equity Incentive Plan to identify risks and risk controls related to the programs.

Compensation Committee Interlocks and Insider Participation

As noted above, our Compensation Committee consists of Mr. Moorhead, Mr. Odden and Mr. Thomas.  None of the members of the Compensation Committee has been an officer or employee of ours.  None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.  Until his recent retirement, Mr. Moorhead was affiliated with Warburg Pincus and its related entities, which have engaged in a number of transactions with us.  These transactions are described above, under “Independence of Directors.”

CERTAIN TRANSACTIONS

University Licensing

The technology underlying our original products was initially developed by four of our founders, Drs. Tallal, Jenkins, Michael M. Merzenich and Steven Miller, among others, at the University of California, San Francisco and Rutgers, the State University of New Jersey.  Dr. Tallal is a member of our Board and Dr. Jenkins is one of our executive officers.  We have licensed the university patent rights that resulted from this work.  At December 31, 2009, eleven U.S. and six foreign patents issuing from these applications had been granted and one additional foreign application was pending.

Under this license, we are obligated to make payments to the University of California (on behalf of both universities).  During 2009, we expensed an aggregate of approximately $836,000 for royalty payments under the license.  Royalties are calculated based on a percentage of sales of covered products.  In 2010, and for each year thereafter during the term of the license, the minimum royalty payment will be $150,000.

Pursuant to the patent policies of the universities, as well as understandings between inventors affiliated with each university, each university distributes to those inventors affiliated with the university, on an annual basis, a portion of the payments received from us. In 2009 the inventors who are presently our directors or executive officers received the following payments from their universities:  Dr. Tallal, $77,199 and Dr. Jenkins, $34,813.  The amount of any future university distributions to the inventors is indeterminable at this time because these figures are based on our future sales levels.  However, we estimate that less than 1% of product sales during the term of the license will be payable by the universities to each inventor. We negotiated the license on an arm’s length basis, without involvement by the inventors.

Bowen Independent Contractor Agreement

On December 16, 2009, our Compensation Committee approved a Retirement Agreement and an Independent Contractor Agreement with Robert C. Bowen, our Executive Chairman.  Under those agreements, Mr. Bowen retired as an employee of the Company as of December 31, 2009 and became an independent contractor on January 1, 2010.

Under the Retirement Agreement, Mr. Bowen’s January 2009 employment agreement terminated at the end of 2009.  The Retirement Agreement reiterated the Company’s obligation from the January 2009 agreement to reimburse Mr. Bowen for reasonable medical insurance costs for him and his spouse for the five years ending December 31, 2014.  Reasonable medical insurance costs are defined as, in summary, the cost for a supplemental plan that (together with Medicare and/or any other governmental plan) approximates the coverage scope and out of pocket expenditures of our current group health plan for our employees.

Under the Independent Contractor Agreement, Mr. Bowen is expected to provide services to assist the Company’s sales organization with key relationships and business development in the K-12 school market, and may perform other tasks if assigned by our Chief Executive Officer.  There is no fixed amount of services to be provided. When and as requested by the Company and accepted by Mr. Bowen, Mr. Bowen will be compensated for services he provides at a rate of $1,500 per day plus reimbursement for travel expenses.  The Independent Contractor Agreement is for one year, ending December 31, 2010, but may be terminated by either party on 90 days notice.  If neither party has terminated the agreement prior to the end of 2010, the contract renews for another year, subject to the same termination provision.  Providing services under this agreement is considered “Continued Service” as defined under the Company’s employee stock plans for purposes of Mr. Bowen’s previously granted employee stock options.

As a non-employee director, starting January 1, 2010, Mr. Bowen will receive compensation under the Company’s compensation program for non-employee directors.

Other Agreements

We have entered into indemnity agreements with each of our directors and executive officers.  Our certificate of incorporation and bylaws also contain provisions relating to limitation of liability and indemnification of directors and officers.

We believe that the foregoing transactions were in the best interests of Scientific Learning and our stockholders. Each of these transactions was approved by a majority of the disinterested members of the Board and/or by the Audit Committee of the Board.

Review of Related Party Transactions

Our current Policies on Business Ethics (which are posted on our website) require advance approval of all business relationships between us and an entity in which an employee or director has a substantial personal or family financial interest or to which the employee provides services.  Our CEO must approve all such relationships.  If the relationship involves an officer or a director, the transaction must also be approved by our Audit Committee or our Nominating and Corporate Governance Committee.  Whether or not a relationship is approved depends on whether the relationship is determined to be in the best interests of the company.

Our Policies on Business Ethics includes a comprehensive anti-nepotism policy that prohibits us from hiring, as employees, persons who are family members of current employees or members of our Board.  Our policy permits family members of employees or directors to be hired as independent contractors, provided that they are not managed by their respective family member.

On January 28, 2010, the Nominating and Corporate Governance Committee approved a limited waiver of our policy and approved the hiring of Mr. Bowen’s niece, Karen Forester, as a Senior Implementation Manager for the South Region.  Mr. Bowen is, and was at the time of the hiring, a director of the Company and Chairman of the Board.  The Nominating and Corporate Governance Committee determined that it is in the best interests of the Company to issue this waiver and hire Ms. Forester as a full-time employee.  Ms. Forester has served as a training contractor for the Company since 2007, is a very well qualified candidate for the available position and will not be directly managed by Mr. Bowen. The Audit Committee, in 2007, previously approved Ms. Forester’s consulting engagement as an interested-party transaction.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for Notices and proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice or proxy statement and annual report addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Scientific Learning stockholders will be “householding” our Notice and proxy materials. A single Notice or proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or proxy statement and annual report, please notify your broker, direct your written request to Linda Carloni, Corporate Secretary, Scientific Learning Corporation, 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040, or contact Linda Carloni at 510-444-3500.  Stockholders who currently receive multiple copies of the Notice or proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Linda L. Carloni
Secretary

April 12, 2010

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is being made available to stockholders with this Proxy Statement.  We will furnish any of the Exhibits to the Report on Form 10-K free of charge to any stockholder upon request to Corporate Secretary, Scientific Learning Corporation, 300 Frank H. Ogawa Plaza, Suite 600, Oakland, CA 94612-2040.

VOTE BY INTERNET
Q U I C K ★ ★ ★ E A S Y ★ ★ ★ I M M E D I AT E

SCIENTIFIC LEARNING CORPORATION

As a stockholder of Scientific Learning Corporation, you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on May 31, 2010.

Vote Your Proxy on the Internet:		Vote Your Proxy by mail:

Go to www.continentalstock.com
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE
VOTING ELECTRONICALLY

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Please mark your votes like this	☒

The Board of Directors recommends that you vote “for” each of the nominees.

1.	ELECTION OF DIRECTORS:			The Board of Directors recommends that you vote “for” Proposal 2.

	(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)	FOR	WITHHOLD AUTHORITY	2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2010.	FOR	AGAINST	ABSTAIN
		☐	☐			☐	☐	☐

Nominees:

01 E. Vermont Blanchard, Jr.,	04 Michael A. Moses,	07 Dino A. Rossi,
02 Robert C. Bowen,	05 D. Andrew Myers,	08 Paula A. Tallal,
03 Rodman W. Moorhead III,	06 Lance R. Odden,	09 Jeffrey D. Thomas

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Dated:	, 2010
NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be held June 1, 2010

This proxy statement and our 2010 Annual Report to Stockholders are available at http://www.cstproxy.com/scilearn/2010

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Scientific Learning Corporation

The undersigned appoints D. Andrew Myers and Robert E. Feller, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Scientific Learning Corporation held of record by the undersigned at the close of business on April 6, 2010 at the 2010 Annual Meeting of Stockholders of Scientific Learning Corporation to be held on Tuesday, June 1, 2010, at 10:00 a.m. Pacific time or at any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)